UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2006

VENOCO, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 2950 Denver, Colorado		80202-1370
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendment to Employment Agreements

On July 10, 2006, Venoco, Inc. amended each of the employment agreements it had previously entered into with certain of its officers, including the following executive officers: William Schneider (President), David Christofferson (CFO), Mark DePuy (Chief Operating Officer) and Terry Anderson (General Counsel). As amended, each employment agreement provides that, for purposes of the officer’s employment agreement, a “change of control” of Venoco will be deemed to occur if (i) any person or group other than Timothy Marquez (or a member of his family) becomes a beneficial owner of more than 50% of the company’s voting stock, (ii) the company’s stockholders approve a plan to liquidate the company or to sell all or substantially all of its assets or (iii) Timothy Marquez (together with members of his family) is no longer the largest beneficial owner of the company’s voting securities and Mr. Marquez is no longer the company’s CEO or Chairman. As originally entered into, each employment agreement provided that the officer could resign at any time during a 30-day “window period” following the six-month anniversary of a change in control of the company with or without “good reason” (as defined in the agreement) and that, in those circumstances, he would be entitled to severance and related benefits as if his resignation had been for good reason. As amended, the employment agreements have no “window period” provision. Accordingly, an officer who resigns following a change of control will be entitled to those severance and related benefits under the amended agreement only if the resignation is for good reason. Certain other changes made pursuant to the amendments are intended to facilitate compliance with Section 409A of the Internal Revenue Code. Each amendment conforms to the form of amendment to employment agreement attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

Amendment to Nonqualified Stock Option Agreements

Also on July 10, 2006, Venoco amended each of the nonqualified stock option agreements it had previously entered into with holders of options granted pursuant to its 2000 stock incentive plan (other than its independent directors, each of whom had already entered into such an amendment). The amendment changes the definition of “change in control” to be consistent with the definition of “change of control” described in “—Amendment to Employment Agreements” above, except that, subject to certain exceptions, a merger involving the company would also constitute a change in control for purposes of the amended nonqualified stock option agreement. As originally entered into, each nonqualified stock option agreement provided that, in the event the company pays a dividend on its common stock, the option holder would be entitled to receive a payment equal to the dividend that would have been paid on the shares of common stock underlying his options had those options been exercised as of the record date relating to the dividend, subject in some cases to vesting requirements. In view of the company’s entry into the agreements described in “—Bonus Payment Agreements” below, this provision has been eliminated from the nonqualified stock option agreements pursuant to the amendment. Each amendment conforms to the form of amendment to nonqualified stock option agreement filed as Exhibit 10.1 to Venoco’s current report on Form 8-K filed on June 12, 2006, which exhibit is incorporated herein by reference.

Bonus Payment Agreements

In connection with the amendment of its nonqualified stock option agreements as described in “—Amendment to Nonqualified Stock Option Agreements” above, Venoco entered into a bonus payment agreement with each holder of options granted pursuant to its 2000 stock incentive plan (other than its independent directors). Pursuant to each bonus payment agreement, in the event the company pays a cash or non-cash dividend on its common stock, the option holder will be entitled to receive a payment equal to the dividend that would have been paid on the shares of common stock underlying his options had those options been exercised as of the record date relating to the dividend, regardless whether those options are vested or unvested. The agreement also provides that each option holder will be entitled to receive a bonus payment, calculated pursuant to the foregoing formula, with respect to the dividend paid to the company’s sole stockholder in March 2006, which consisted of 100% of the membership interests in 6267 Carpintera Avenue, LLC. The bonus payment relating to that dividend will be equal to $0.15 per share. Each agreement conforms to the form of bonus payment agreement attached as Exhibit 10.2 to Venoco’s current report on Form 8-K filed on June 12, 2006, which exhibit is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit No.	Description
10.1	Form of Amendment to Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 11, 2006

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name:	Timothy M. Marquez
Title:	Chief Executive Officer